                                                                      EXHIBIT 99

                        INTERNATIONAL NETWORK SERVICES

                                     INDEX



                                                                                       Page No
                                                                                       -------
Report of Independent Accountants                                                        2

Supplemental Consolidated Financial Statements:

     Supplemental Consolidated Balance Sheets                                            3

     Supplemental Consolidated Statements of Income                                      4

     Supplemental Consolidated Statements of Shareholders' Equity                        5

     Supplemental Consolidated Statements of Cash Flows                                  6

     Notes to Supplemental Consolidated Financial Statements                             7

Management's Discussion and Analysis of Financial Condition and Results of
 Operations                                                                             18

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of International Network Services


In our opinion, the accompanying supplemental consolidated balance sheets and the related supplemental consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of International Network Services and its subsidiaries at June 30, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     /s/ PricewaterhouseCoopers LLP

San Jose, California
December 17, 1998

                        INTERNATIONAL NETWORK SERVICES
                   SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                            June 30,            September 30,
                                                                   ------------------------
                                                                       1997          1998            1998
                                                                   ------------  -----------    --------------
                                                                                                 (Unaudited)
ASSETS
Current Assets:
  Cash and cash equivalents...............................            $24,550      $ 32,484          $ 37,556
  Short-term investments..................................             12,075        25,319            15,977
  Accounts receivable, net................................             24,106        47,035            55,336
  Deferred income taxes...................................              1,701         3,758             3,758
  Prepaid expenses and other assets.......................              3,025         3,926             3,178
                                                                   ----------      ---------         --------
       Total current assets...............................             65,457       112,522           115,805

Property and equipment, net...............................              8,302        11,495            13,230
Deferred income taxes.....................................                803         1,071             1,071
Investments...............................................              9,240        15,198            24,270
                                                                   ----------      --------          --------
                                                                      $83,802      $140,286          $154,376
                                                                   ==========      ========          ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................            $ 3,370      $  3,816          $  5,975
  Accrued compensation and employee benefits..............              7,008        12,638            13,423
  Accrued liabilities.....................................                925         4,530             1,274
  Income taxes payable....................................                 --            --             2,985
  Deferred revenue........................................                554        16,995            14,770
                                                                   ----------      --------          --------
       Total current liabilities..........................             11,857        37,979            38,427

Commitments and contingencies (Note 10)

Shareholders' equity:
  Preferred Stock, no par value,
   5,000,000 shares authorized;
        none issued and outstanding.......................                 --            --                --
  Common Stock, no par value,
        75,000,000 shares authorized; 35,101,676,
        36,531,404 and 36,956,120 shares issued
        and outstanding, respectively.....................             67,464        83,648            91,712
  Notes receivable from shareholders......................             (1,937)         (685)             (697)
  Cumulative translation adjustments......................                 --           (35)              (37)
  Deferred compensation...................................                 --        (1,443)           (1,792)
  Retained earnings.......................................              6,418        20,822            26,763
                                                                   ----------      --------          --------
       Total shareholders' equity.........................             71,945       102,307           115,949
                                                                   ----------      --------          --------
                                                                      $83,802      $140,286          $154,376
                                                                   ==========      ========          ========


The accompanying notes are an integral part of these supplemental consolidated financial statements.

                        INTERNATIONAL NETWORK SERVICES
                SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                             Three Months Ended
                                                             Year Ended June 30,                September 30,
                                                     -----------------------------------------------------------
                                                         1996        1997        1998         1997        1998
                                                     ------------  ----------   ---------    --------   ---------
                                                                                                (Unaudited)
Revenue:
  Services...........................................   $44,092     $99,275     $165,285     $33,518     $60,571
  License............................................        --         238        7,513         428       3,825
                                                      -----------  ----------   ---------    --------   ---------
       Total revenue.................................    44,092      99,513      172,798      33,946      64,396

Operating expenses:
  Professional personnel.............................    19,892      44,826       75,597      15,356      26,748
  Other costs........................................     5,568      13,313       24,642       4,873       8,998
  Cost of license revenue............................        --          25          402          31          70
  Research and development...........................       879       2,262        4,161         756       1,281
  Sales and marketing................................     7,990      14,985       26,389       4,902      10,367
  General and administrative.........................     5,049      13,715       19,735       4,033       7,720
                                                      -----------  ----------   ---------    --------   ---------
       Total operating expenses......................    39,378      89,126      150,926      29,951      55,184
                                                      -----------  ----------   ---------    --------   ---------
Income from operations...............................     4,714      10,387       21,872       3,995       9,212
Interest and other, net..............................         3       1,124        2,135         409         690
                                                      -----------  ----------   ---------    --------   ---------
Income before provision for income taxes.............     4,717      11,511       24,007       4,404       9,902
Provision for income taxes...........................     1,840       4,489        9,603       1,762       3,961
                                                      -----------  ----------   ---------    --------   ---------
Net income...........................................     2,877       7,022       14,404       2,642       5,941
  Accretion of Mandatorily Redeemable
          Convertible Preferred Stock................     1,135         270           --          --          --
                                                      -----------  ----------   ---------    --------   ---------
Net income attributable to Common Stock                 $ 1,742     $ 6,752     $ 14,404     $ 2,642     $ 5,941
                                                      ===========  ==========   =========    ========   =========

Net income attributable to Common Stock
  per share:
       Basic.........................................   $  0.21     $  0.26     $   0.43     $  0.08     $  0.17
                                                      ===========  ==========   =========    ========   =========
       Diluted.......................................   $  0.06     $  0.20     $   0.38     $  0.07     $  0.15
                                                      ===========  ==========   =========    ========   =========

Shares used to compute net income
       attributable to Common Stock
      Per share:
       Basic.........................................     8,469      26,354       33,721      32,890      35,054
                                                      ===========  ==========   =========    ========   =========
       Diluted.......................................    28,974      34,563       38,067      37,409      40,066
                                                      ===========  ==========   =========    ========   =========



The accompanying notes are an integral part of these supplemental consolidated financial statements

                        INTERNATIONAL NETWORK SERVICES
                SUPPLEMENTAL CONSOLIDATED SHAREHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                                        Accretion of
                                                                                                                         Mandatorily
                                                                                                                         Redeemable
                                                                                                     Notes Receivable    Convertible
                                                                                                         From            Preferred
                                                                                                       Shareholders        Stock
                                                                                    Common Stock
                                                                              ----------------------
                                                                                 Shares    Amount
                                                                              ----------  --------    --------------     ----------
Balance at June 30, 1995....................................................   8,394,320  $    435    $          (30)    $   (1,319)

Accretion of Mandatorily Redeemable Convertible Preferred Stock.............          --        --                --         (1,135)

Issuance of Common Stock upon exercise of stock options and warrants, net...   3,032,555     1,959            (1,850)            --
Net income..................................................................          --        --                --             --
                                                                              ----------  --------    --------------     ----------

Balance at June 30, 1996....................................................  11,426,875     2,394            (1,880)        (2,454)

Accretion of Mandatorily Redeemable Convertible Preferred Stock.............          --        --                --           (270)

Issuance of Common Stock in public offering, net of issuance costs..........   2,875,000    41,709                --             --
Conversion of Mandatorily Redeemable Convertible Preferred Stock in
connection with IPO.........................................................  16,734,889     9,973                --          2,724

Issuance of Common Stock upon exercise of stock options and warrants, net...     827,324       245               (57)            --
Issuance of Common Stock for cash, net......................................   3,022,231     6,566                --             --
Issuance of Common Stock under employee stock purchase plan.................     215,357     2,983                --             --
Income tax benefit related to stock option exercises........................          --     3,594                --             --
Net income..................................................................          --        --                --             --
                                                                              ----------  --------    --------------     ----------

Balance at June 30, 1997....................................................  35,101,676    67,464            (1,937)            --

Issuance of Common Stock upon exercise of stock options and warrants, net...   1,008,315     1,385               (64)            --
Issuance of Common Stock, net...............................................       2,046         3                --             --

Issuance of Common Stock under employee stock purchase plan, net............     419,367     6,047                --             --
Repayment of Shareholders' Notes............................................          --        --             1,316             --
Issuance of Warrant.........................................................          --     3,188                --             --
Translation adjustments.....................................................          --        --                --             --
Deferred compensation.......................................................          --     1,513                --             --
Income tax benefit related to stock option exercises........................          --     4,048                --             --
Net income..................................................................          --        --                --             --
                                                                              ----------  --------    --------------     ----------

Balance at June 30, 1998....................................................  36,531,404    83,648              (685)            --

Issuance of Common Stock upon exercise of stock options and warrants, net
(Unaudited).................................................................     172,796     1,072               (12)            --
Issuance of Common Stock, net (Unaudited)...................................     251,920     6,497                --             --
Translation adjustments (Unaudited).........................................          --        --                --             --
Deferred compensation  (Unaudited)..........................................          --       495                --             --
Net income (Unaudited)......................................................          --        --                --             --
                                                                              ----------  --------    --------------     ----------
Balance at September 30, 1998 (Unaudited)...................................  36,956,120   $91,712    $         (697)    $       --
                                                                              ==========  ========    ==============     ==========












                                                                                Cumulative                     Retained
                                                                                Translation     Deferred       Earnings'
                                                                                Adjustment    Compensation     (Deficit)   Total
                                                                               ----------    ------------    ----------   --------
Balance at June 30, 1995......................................................  $       --     $        --    $   (3,481)  $ (4,395)

Accretion of Mandatorily Redeemable Convertible Preferred Stock...............          --              --            --     (1,135)

Issuance of Common Stock upon exercise of stock options and warrants, net.....          --              --            --        109
Net income....................................................................          --              --         2,877      2,877
                                                                                ----------    ------------    ----------   --------
Balance at June 30, 1996......................................................          --              --          (604)    (2,544)

Accretion of Mandatorily Redeemable Convertible Preferred Stock...............          --              --            --       (270)

Issuance of Common Stock in public offering, net of issuance costs............          --              --            --     42,309
Conversion of Mandatorily Redeemable Convertible Preferred Stock in
connection with IPO...........................................................          --              --            --     12,693

Issuance of Common Stock upon exercise of stock options and warrants, net.....          --              --            --        188
Issuance of Common Stock for cash, net........................................          --              --            --      6,566
Issuance of Common Stock under employee stock purchase plan...................          --              --            --      2,983
Income tax benefit related to stock option exercises..........................          --              --            --      3,594
Net income....................................................................          --              --         7,022      7,022
                                                                                ----------    ------------    ----------   --------

Balance at June 30, 1997......................................................          --              --         6,418     71,945

Issuance of Common Stock upon exercise of stock options and warrants, net.....          --              --                    1,371
Issuance of Common Stock, net.................................................          --              --            --          3

Issuance of Common Stock under employee stock purchase plan, net..............          --              --                    6,047
Repayment of Shareholders' Notes..............................................          --              --            --      1,316
Issuance of Warrant...........................................................          --              --            --      3,188
Translation adjustments.......................................................         (35)             --            --        (35)
Deferred compensation.........................................................          --          (1,443)           --         70
Income tax benefit related to stock option exercises..........................          --              --            --      4,048
Net income....................................................................          --              --        14,404     14,404
                                                                                ----------    ------------    ----------   --------

Balance at June 30, 1998......................................................         (35)         (1,443)       20,822    102,307

Issuance of Common Stock upon exercise of stock options and warrants, net
(Unaudited)...................................................................          --              --            --      1,060
Issuance of Common Stock, net (Unaudited).....................................          --              --            --      6,497
Translation adjustments (Unaudited)...........................................          (2)             --            --         (2)
Deferred compensation  (Unaudited)............................................          --            (349)           --        146
Net income (Unaudited)........................................................          --              --         5,941      5,941
                                                                                ----------    ------------    ----------   --------
Balance at September 30, 1998 (Unaudited).....................................  $      (37)   $     (1,792)   $   26,763   $115,949
                                                                                ==========    ============    ==========   ========

The accompanying notes are an integral part of these supplemental consolidated financial statements.

                        INTERNATIONAL NETWORK SERVICES
              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                                                                Three Months Ended
                                                                                Year Ended June 30,                September 30,
                                                                         ---------------------------------      -------------------
                                                                            1996        1997        1998          1997       1998
                                                                         ---------   --------     --------      -------    --------
                                                                                                                   (Unaudited)
Cash flows from operating activities:
  Net income..........................................................   $ 2,877     $  7,022     $ 14,404      $ 2,642    $  5,941
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization....................................     1,786        3,848        5,982        1,437       1,499
     Deferred income taxes............................................      (857)      (1,647)      (2,325)          --          --
     Tax benefit from employee stock plans............................        --        3,594        4,048           --          --
     Changes in assets and liabilities:
       Accounts receivable............................................    (7,657)     (12,285)     (22,929)      (7,910)     (8,301)
       Prepaid expenses and other assets..............................      (270)      (2,639)        (901)       1,616         748
       Accounts payable...............................................     1,256        1,462          446           78       2,159
       Accrued liabilities............................................     2,942        3,979        9,235          888      (2,471)
       Income taxes payable...........................................        --           --           --        1,305       2,985
       Deferred revenue...............................................       270          (58)      16,441          204      (2,225)
                                                                         -------     --------     --------      -------    --------
          Net cash provided by operating activities...................       347        3,276       24,401          260         335
                                                                         -------     --------     --------      -------    --------

Cash flows from investing activities:
  Purchases of property and equipment, net............................    (4,399)      (8,011)      (9,105)      (1,457)     (3,088)
  Purchases of investments............................................        --      (25,414)     (38,934)      (5,751)    (12,669)
  Sales of investments................................................        --        4,099       19,732           --      12,939
                                                                         -------     --------     --------      -------    --------
          Net cash used for investing activities......................    (4,399)     (29,326)     (28,307)      (7,208)     (2,818)
                                                                         -------     --------     --------      -------    --------

Cash flows from financing activities:
  Borrowings (payments) under line of credit..........................     1,000       (1,000)          --           --          --
  Borrowings (payments) on notes payable..............................      (349)        (715)          --           --          --
  Proceeds from issuance of Common Stock, net.........................       109       51,446       10,623         (457)      7,557
  Repayments of shareholder notes receivable..........................        --           --        1,252        1,104          --
                                                                         -------     --------     --------      -------    --------
          Net cash provided by financing activities...................       760       49,731       11,875          647       7,557
                                                                         -------     --------     --------      -------    --------

Effect of exchange rate changes on cash and cash equivalents..........        --           --          (35)          --          (2)
                                                                         -------     --------     --------      -------    --------

Increase (decrease) in cash and cash equivalents......................    (3,292)      23,681        7,934       (6,301)      5,072

Cash and cash equivalents at beginning of period......................     4,161          869       24,550       24,550      32,484
                                                                         -------     --------     --------      -------    --------
Cash and cash equivalents at end of period............................   $   869     $ 24,550     $ 32,484      $18,249    $ 37,556
                                                                         =======     ========     ========      =======    ========

Supplemental disclosure of cash flow information:
  Cash paid for interest..............................................   $   103     $     99     $     22      $     3    $      6
  Cash paid for income taxes..........................................   $ 2,470     $  7,599     $  8,177      $    32    $    301

Non-cash transactions:
  Issuance of Common Stock in exchange for notes receivable from
    shareholders......................................................   $ 1,850     $     57     $     64      $    --    $     12

  Conversion of Mandatorily Redeemable Convertible Preferred Stock to
    Common Stock......................................................   $    --     $  9,973     $     --      $    --    $     --

  Deferred compensation relating to granting of options below fair
    market value......................................................   $    --     $     --     $  1,513      $    --    $    495

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                        INTERNATIONAL NETWORK SERVICES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


    1.   THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES


    The Company
    -----------

    International Network Services (the "Company" or "INS") was incorporated in California in August 1991. The Company is a global provider of enterprise network professional services and software solutions. The Company provides professional services for the full life cycle of a network, including planning, design, implementation, operations and optimization, and maintains expertise in the most complex network technologies and multi-vendor environments. Through its INsoft Division, INS offers industry leading software solutions for managing and optimizing application-ready networks. The Company's core software solutions include EnterprisePRO, which was introduced in June 1996, and VitalSuite, which was introduced in November 1997.


    Significant accounting policies
    -------------------------------

    Basis of Presentation. The Company's fiscal year is composed of four 13-week quarters, each of which ends on the last Sunday of the final fiscal month of the quarter, with the fiscal year ending on the Sunday closest to June 30. For financial statement presentation purposes, each fiscal year end is titled June 30th. Certain prior year consolidated financial statement balances have been reclassified to conform to the fiscal 1999 presentation.

    Interim Results (Unaudited). The accompanying interim supplemental financial statements as of September 30, 1998 and for the three months ended September 30, 1997 and 1998 are unaudited. In the opinion of management, the unaudited interim supplemental financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position of the Company as of September 30, 1998 and the results of its operations and its cash flows for the three months ended September 30, 1997 and 1998. The financial data and other information disclosed in the notes to the supplemental consolidated financial statements related to these periods are unaudited. For purposes of presentation, the Company has indicated the first three months of fiscal 1997 and 1998 as ending on September 30; whereas in fact, the Company's fiscal quarters end on the Sunday nearest the end of the calendar quarter. The results of operations for the three months ended September 30, 1998 are not necessarily indicative of the results to be expected for the year ending June 30, 1999, or any other future interim period, and the Company makes no representations related thereto.

    Principles of consolidation. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries in the United Kingdom and Canada. All intercompany accounts and transactions have been eliminated.

    Foreign currency translation. The functional currency of the Company's wholly-owned foreign subsidiaries are the local currencies. Assets and liabilities of these subsidiaries are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Income and expense items are translated at average exchange rates for the period. Accumulated net translation adjustments are recorded in shareholders' equity. Foreign exchange transaction gains and losses were not material in all periods presented and are included in the results of operations.

    Cash equivalents and marketable securities. Cash equivalents consist of highly liquid investments with original maturities of three months or less. The Company's marketable securities are classified as available-for-sale and, at the balance sheet date, are reported at fair market value which approximates cost.

    Property and equipment. Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, ranging from two to five years.

    Revenue recognition. Services revenue consists primarily of revenues earned from professional services. Professional services are generally performed on a "time and expenses" basis and revenue is recognized as the services are performed. The Company also performs a limited number of fixed-price engagements under which revenue is recognized using the percentage-of-completion method of accounting. Provision for estimated losses on such engagements is made during the period in which the loss becomes probable and can be reasonably estimated. To date, such losses have been insignificant. The Company reports professional services revenue net of reimbursable expenses, which are billed to and collected from clients. Services revenue also includes software services revenue. Software services revenue consists of all inclusive service contracts, which includes the right to use software combined with installation, maintenance and support, as well as services for installation, maintenance and support of software licenses sold separately. Prior to fiscal 1998, the Company only offered its EnterprisePRO solution as an all inclusive contract. Revenue from all inclusive software service contracts is recognized ratably over the term of the agreement. Services revenue related to installation is generally recognized when the services are complete. Maintenance revenue which consists of fees for providing updates and user documentation, and support services, which provide access to INS' Technical Assistance Center and field support staff, are recognized ratably over the term of the agreement. Payments received in advance of services performed are recorded as deferred revenue.

    License revenue consists principally of revenue earned under software license agreements and under royalty agreements with OEMs. License revenue is generally recognized when a signed contract or other persuasive evidence of an arrangement exists, the software has been shipped or electronically delivered, the license fee is fixed or determinable, and collection of the resulting receivable is probable. For contracts with multiple elements/obligations (e.g. software products, upgrades/enhancements, maintenance, and services), revenue is allocated to each element of the arrangement based on the Company's objective evidence of the fair value as determined by the amount charged when the element is sold separately. Revenue from subscription license agreements, which include software, rights to future products and maintenance, is recognized ratably over the term of the subscription period. Revenue on shipments to resellers, which is generally subject to certain rights of return and price protection, is recognized when the products are sold by the resellers to the end-user customer. Royalty revenues that are contingent upon sale to an end user by OEMs are recognized upon receipt of a report by the Company from the OEM.

    Effective in fiscal 1999, the Company adopted Statement of Position (SOP) 97-2, "Software Revenue Recognition." SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and supercedes the previous guidance provided by SOP 91-1. The adoption of SOP 97-2 did not have a material impact on the Company's licensing practices or consolidated financial position or results of operations.

    Operating expenses
    ------------------

    Professional personnel. Professional personnel expenses consist primarily of compensation and benefits of the Company's employees engaged in the delivery of professional services and software services.

    Other costs. Other costs consist primarily of travel and entertainment, certain recruiting and professional development expenses, field facilities, depreciation, expensed equipment and supplies related to the delivery of professional services and software services.

    Cost of license revenue. Cost of license revenue consists primarily of the cost of product components, product duplication, shipping and reproduction of manuals.

    Research and development. All research and development expenses, including software development costs, are charged to expense as incurred. Statement of Financial Accounting Standards No. 86 ("SFAS 86"), "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," requires the capitalization of certain software development costs once technological feasibility is established, which the Company defines as the completion of a working model. The capitalized costs are then amortized on a straight line basis over the estimated product life, or based on the ratio of current revenues to total projected product revenues, whichever is greater. To date, costs incurred subsequent to achieving technological feasibility and prior to the general commercial release of the software have not been significant. Accordingly, the Company has not capitalized any software development costs.

Income taxes
------------

The Company provides for income taxes using an asset and liability approach that recognizes deferred tax assets and liabilities for expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities.

Concentration of credit risk
----------------------------

The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash, cash equivalents, investments, and accounts receivable. The Company's investments consist of investment grade securities managed by qualified professional investment managers. The investment policy limits the Company's exposure to concentration of credit risk. The Company's accounts receivable is derived from revenue earned from customers primarily located in the United States. The Company maintains an allowance for potential credit losses based upon the expected collectibility of all accounts receivable; historically, such losses have been immaterial. In fiscal 1996, one customer accounted for 17% of revenue. In fiscal 1997 and 1998, no one customer accounted for more than 10% of revenues.


Net income per share
--------------------

Basic net income per share is computed by dividing net income available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period and excludes the dilutive effect of stock options and Common Stock subject to repurchase. Diluted net income per share gives effect to all dilutive potential common shares outstanding during a period. In computing diluted net income per share, the average stock price for the period is used in determining the number of shares to be purchased from the exercise of stock options. All prior period net income per share data presented has been restated in accordance with Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share."

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share ("EPS") computations for all periods presented (in thousands):

                                                                                                       Three Months Ended
                                                                          Year Ended June 30,             September 30,
                                                                   --------------------------------   ------------------------
                                                                      1996       1997        1998       1997          1998
                                                                   ----------  ---------  ---------   ----------  ------------
                                                                                                            (Unaudited)
Numerator:
     Net income attributable to Common Stock....................    $ 1,742     $ 6,752    $14,404     $ 2,642      $ 5,941
                                                                   =========   =========  =========   =========   ==========
Denominator:
     Weighted average shares....................................      8,469      26,354     33,721      32,890       35,054

     Effect of dilutive securities:
        Common stock equivalents................................      1,873       2,128      2,390       2,328        3,315
        Common stock subject to repurchase......................      1,897       2,595      1,956       2,191        1,697
        Preferred Stock.........................................     16,735       3,486          -           -            -
                                                                   ---------   ---------  ---------   ---------   ----------

     Weighted average shares - assuming dilution................     28,974      34,563     38,067      37,409       40,066
                                                                   =========   =========  =========   =========   ==========

Net income attributable to Common Stock per share...............    $  0.21     $  0.26    $  0.43     $  0.08      $  0.17
                                                                   =========   =========  =========   =========   ==========

Net income attributable to Common Stock per share -
  assuming dilution.............................................    $  0.06     $  0.20    $  0.38     $  0.07      $  0.15
                                                                   =========   =========  =========   =========   ==========

Antidilutive Options Options to purchase 30,593, 151,141 and 380,883 shares of Common Stock were outstanding during fiscal 1996, 1997 and 1998, respectively, but were not included in the computations of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

    Stock-based compensation
    ------------------------

    The Company accounts for stock-based compensation using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company's policy is to grant options with an exercise price equal to the quoted market price of the Company's stock on the grant date. Accordingly, no compensation cost has been recognized in the Company's consolidated statements of income except for a certain amount of deferred compensation assumed by the Company through its acquisition of VitalSigns Software, Inc. ("VitalSigns") (see Note 7). The Company has provided additional pro forma disclosures as required under Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation" (see Note 7).

    Management estimates and assumptions
    ------------------------------------

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    Recently issued accounting pronouncements
    -----------------------------------------

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. SFAS 131 will be first reflected in the Company's fiscal 1999 Annual Report and will not impact the Company's consolidated financial position, results of operations or cash flows.

    In April 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company is required to adopt SOP 98-1 by July 1, 2000 and does not expect it to have a material effect on the Company's consolidated financial position, results of operations or cash flows.


    2.   ACQUISITION OF VITALSIGNS SOFTWARE, INC.

    On November 20, 1998, the Company completed its acquisition of VitalSigns, which has been accounted for as a pooling of interests, pursuant to the terms of the Agreement and Plan of Reorganization, as amended and restated as of October 30, 1998. Each issued and outstanding share of VitalSigns Common Stock was converted into .3160826 shares of INS Common Stock; and each outstanding option to acquire VitalSigns Common Stock was assumed by INS and became an equivalent option with respect to INS Common Stock, on the same terms of the original option adjusted to reflect the exchange ratio. The Company issued approximately 3,955,000 shares of INS Common Stock in the acquisition and assumed options that can be exercised for approximately 280,000 shares of INS Common Stock.

    The supplemental consolidated financial statements give retroactive effect to the acquisition. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of the Company and its subsidiaries after financial statements covering the date of consummation of the business combination are issued.

The results of operations previously reported by the separate companies and the combined amounts in the accompanying supplemental consolidated financial statements are summarized below (in thousands).

                                                                                                     Three months Ended
                                                                           Year Ended June 30,          September 30,
                                                                         ------------------------   --------------------
                                                                           1997          1998        1997         1998
                                                                         ----------   -----------   ---------   --------
                                                                                                         (Unaudited)
Revenue:
       INS...........................................................     $99,275      $169,678      $33,714     $62,452
       VitalSigns....................................................         238         3,120          232       1,944
                                                                         --------     ---------     ---------   --------
       Combined......................................................     $99,513      $172,798      $33,946     $64,396
                                                                         ========     =========     =========   ========

Net income (loss) attributable to Common Stock:
       INS...........................................................     $ 7,612      $ 16,110      $ 3,056     $ 6,062
       VitalSigns....................................................        (860)       (1,706)        (414)       (121)
                                                                         --------     ---------     ---------   --------
       Combined......................................................     $ 6,752      $ 14,404      $ 2,642     $ 5,941
                                                                         ========     =========     =========   ========

The Company estimates that it will incur approximately $6.8 million in acquisition-related charges, principally in the three month period ending December 31, 1998. These charges include direct transaction costs primarily for financial advisory services, legal and consulting fees and costs associated with combining the operations of the two companies.

Prior to the acquisition, VitalSigns' fiscal year ended on December 31. The supplemental consolidated financial statements for the year ended June 30, 1998 reflect the results of operations of INS for the year ended June 30, 1998 combined with the results of operations of VitalSigns for the twelve months ended June 30, 1998. The supplemental consolidated financial statements for the year ended June 30, 1997 reflect the results of operations of INS for the year ended June 30, 1997 combined with the results of operations of VitalSigns for the period from August 15, 1996 (inception) through June 30, 1997. Since VitalSigns' inception date occurred during INS' 1997 fiscal year, the supplemental consolidated financial statements for the year ended June 30, 1996 are the same as INS' historical financial statements for the year ended June 30, 1996.


3.   BALANCE SHEET COMPONENTS (in thousands)

                                                                               JUNE 30,        SEPTEMBER 30,
                                                                       ----------------------
                                                                                                    1998
                                                                           1997       1998      (Unaudited)
                                                                       -------------------------------------
             Accounts receivable:

                     Trade......................................        $24,694     $ 48,503       $ 57,925
                     Less allowances............................           (588)      (1,468)        (2,589)
                                                                       -------------------------------------

                                                                        $24,106     $ 47,035       $ 55,336
                                                                       =====================================
             Property and equipment:

                     Computer equipment and software............        $12,528     $ 15,885       $ 17,564
                     Furniture, fixtures, and other.............          2,606        5,664          6,841
                                                                       -------------------------------------
                                                                         15,134       21,549         24,405
                     Less accumulated depreciation..............         (6,832)     (10,054)       (11,175)
                                                                       -------------------------------------

                                                                        $ 8,302     $ 11,495       $ 13,230
                                                                       =====================================

4.        INVESTMENTS

The carrying value of the Company's investment portfolio approximates fair value for all periods presented. Cash equivalents and investments consist of the following (in thousands):

                                                                          JUNE 30,               SEPTEMBER 30,
                                                                                                      1998
                                                            ----------------------------------
                                                                    1997             1998         (unaudited)
                                                            --------------------------------------------------
          Money market fund.............................        $    850          $ 10,334         $  7,657
          Municipal bonds...............................          33,386            56,677           53,347
                                                            --------------------------------------------------

          Total available-for-sale securities...........          34,236            67,011           61,004
          Less amounts classified as cash equivalents...         (12,921)          (26,494)         (20,757)
                                                            -------------------------------------------------
          Total investments.............................        $ 21,315          $ 40,517         $ 40,247
                                                            ==================================================


The contractual maturities of marketable securities at June 30, 1998, regardless of their balance sheet classification, was as follows (in thousands):

          Due in 1 year or less...............................................    $25,369
          Due in 1-2 years....................................................     15,148
                                                                                  -------
          Total investments...................................................    $40,517
                                                                                  =======


Gross realized gains and losses from the sale of securities classified as available-for-sale were not material for the years ended June 30, 1996, 1997 and 1998. For the purpose of determining gross realized gains and losses, the cost of securities is based upon specific identification.

At June 30, 1997, marketable securities totaling $12.9 million were classified as cash equivalents and included money market funds of $850,000 and municipal bonds of $12.0 million. At June 30, 1998, marketable securities totaling $26.5 million were classified as cash equivalents and included money market funds of $10.3 million and municipal bonds of $16.2 million. At September 30, 1998, marketable securities totaling $20.8 million were classified as cash equivalents and included money market funds of $7.7 million and municipal bonds of $13.1 million.


5.        MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

Prior to the initial public offering in September 1996, the Company had authorized 17,000,000 shares of Mandatorily Redeemable Convertible Preferred Stock ("Preferred Stock"), of which 2,848,000, 6,849,000 and 7,037,967 shares were designated as Series A, B and C, respectively. The Preferred Stock was mandatorily redeemable anytime after May 19, 1998, at a per share price equal to the original issue price plus a 10% accretion per year, compounded annually. Accretion of Preferred Stock was $1.1 million and $270,000 in fiscal 1996 and 1997, respectively. All issued and outstanding shares of Preferred Stock were converted into 16,734,889 shares of Common Stock upon the closing of the public offering.


6.        COMMON STOCK

Certain Common Stock option holders (see Note 7) have the right to exercise unvested options, subject to a repurchase right held by the Company. At June 30, 1998, 549,992 of the shares issued on the exercise of options were subject to repurchase by the Company at the original purchase price in the event of employee termination.

    In September 1996, the Company completed its initial public offering of 2,875,000 shares of Common Stock at $16 per share, which resulted in net proceeds to the Company of approximately $41.7 million.

    During 1998, in conjunction with a services agreement with a client, the Company received aggregate proceeds of approximately $3.2 million from the client for a warrant to purchase up to 263,000 shares of Common Stock at $29.59 per share. The warrant, which is exercisable immediately, expires on May 1, 2005. The warrant was issued at fair market value.

    In fiscal 1997 and fiscal 1999, VitalSigns issued convertible preferred stock for gross proceeds of approximately $6.6 million and $6.5 million, respectively. Each share of convertible preferred stock was convertible into Common Stock on a one-for-one basis, subject to certain adjustments. Just prior to consummation of the acquisition, all VitalSigns' convertible preferred stock was converted into VitalSigns Common Stock. Such amounts have been included in the accompanying supplemental financial statements as if 3,022,231 and 251,920 shares of INS Common Stock were issued during fiscal 1997 and 1999, respectively.

    At June 30, 1998, the Company had reserved 263,000, 565,276, and 9,895,802 shares of Common Stock for future issuance related to a warrant, its stock purchase plan and its stock option plans, respectively.

    Notes receivable from shareholders
    ----------------------------------

    In exchange for the issuance of Common Stock upon exercise of options, the Company has from time to time received notes receivable from shareholders which bear interest at rates varying from 5.33% to 7.0% per annum. Principal and interest are due and payable at different dates between 1998 and 1999. The outstanding balance of such notes receivable has been included in shareholders' equity.

    Deferred compensation
    ---------------------

    As of June 30, 1998, the Company has recorded approximately $1.5 million of deferred compensation for the difference between the exercise or purchase price and deemed fair value of certain stock options and shares of restricted stock granted or issued to employees and consultants. This amount is being amortized by charges to operations over the vesting period of individual options and restricted shares, ranging from two to four years.


    7.   EMPLOYEE BENEFIT PLAN

    Stock option plan
    -----------------

    On July 18, 1996, the Company's Board of Directors adopted the 1996 Stock Option Plan (the "1996 Plan") as a successor to its 1992 Stock Option Plan (the "1992 Plan"). In addition to the 8,000,000 shares of Common Stock authorized for issuance under the 1992 Plan, the Board of Directors authorized an additional 5,500,000 shares for issuance under the 1996 Plan. As of July 18, 1996, no further option grants or stock issuances were made under the 1992 Plan, and all option grants and stock issuances made during the remainder of fiscal 1997 were made under the 1996 Plan. All outstanding options under the 1992 Plan were incorporated into the 1996 Plan. The 1996 Plan provides for granting to employees (including officers and directors) incentive stock options and for the granting to employees, directors (including non-employee directors) and consultants nonstatutory stock options and stock purchase rights.

    On April 24, 1998, the Company's Board of Directors adopted the 1998 Nonstatutory Stock Option Plan (the "1998 Plan") and authorized 2,000,000 shares for issuance under this plan. The 1998 Plan provides for granting nonstatutory stock options to employees and consultants, excluding officers and directors.

    The Company assumed certain options granted to former employees of VitalSigns ("Acquired Options"). The Acquired Options have been adjusted to effectuate the conversion under the terms of the Agreement and Plan of Reorganization between the Company and VitalSigns. The Acquired Options generally become exercisable over a four year period and generally expire ten years from the date of grant. No additional options will be granted under the VitalSigns' plan.

Incentive stock options must be granted at fair market value at the date of grant, and nonstatutory stock options and stock appreciation rights may be granted at not less than 85% of fair market value on the date of grant. Options generally vest 24% on the first anniversary from the date of grant, and ratably each month over the remaining thirty-eight months. Options expire over terms not exceeding ten years from the date of grant.

On April 25, 1997, the Board of Directors approved a plan to offer all employees, excluding Executive Officers, the opportunity to exchange their outstanding stock options with exercise prices greater than $23.00 per share for new options that would be exercisable at the fair market value of the Company's Common Stock as of the closing of the stock market on May 5, 1997 ($19.75). These new options were otherwise identical to the old options.

A summary of the status of all of the Company's stock option plans as of and during the years ended June 30, 1996, 1997, and 1998 follows:

                                                       1996                         1997                          1998
                                             -------------------------    -------------------------    ---------------------------
                                                             WEIGHTED                    WEIGHTED                       WEIGHTED
                                                             AVERAGE                      AVERAGE                       AVERAGE
                                               OPTION        EXERCISE       OPTION       EXERCISE         OPTION        EXERCISE
                                               SHARES         PRICE         SHARES         PRICE          SHARES          PRICE
                                             ----------    -----------    ----------    -----------    -----------     -----------
Outstanding at beginning
  of year...................................   2,676,975   $      0.06     2,169,460     $     1.41      3,618,221      $     8.57

        Granted.............................   3,486,350          1.64     2,998,773          16.11      5,320,618           22.09
        Exercised...........................  (3,016,445)         0.65      (653,744           0.41     (1,204,469)           1.71
        Canceled............................    (977,420)         0.61      (896,268          22.44       (569,516)          16.42
                                              ----------   -----------    ----------     ----------     ----------      ----------
Outstanding at end of year..................   2,169,460   $      1.41     3,618,221     $     8.57      7,164,854      $    19.13
                                              ==========   ===========    ==========     ==========     ==========      ==========

Options exercisable at year end.............     720,910   $      0.04     1,122,518     $     1.14      1,351,057      $     6.80
                                              ==========   ===========    ==========     ==========     ==========      ==========

The following table summarizes information about stock options outstanding and exercisable at June 30, 1998:

                                            OPTIONS OUTSTANDING                                    OPTIONS EXERCISABLE
                        -----------------------------------------------------------    -------------------------------------------
                                                 WEIGHTED
          RANGE OF              SHARES            AVERAGE             WEIGHTED         SHARES EXERCISABLE          WEIGHTED
       EXERCISE PRICE       OUTSTANDING AT       REMAINING         AVERAGE EXERCISE     AT JUNE 30, 1998       AVERAGE EXERCISE
                             JUNE 30, 1998    CONTRACTUAL LIFE          PRICE                                       PRICE
      ----------------------------------------------------------------------------------------------------------------------------
       $  0.01 to $0.08          165,397           6 years              $ 0.07                 129,907               $ 0.07
       $  0.25 to $1.50          663,960           8 years              $ 0.73                 511,666               $ 0.68
       $  2.50 to $8.00          538,512           8 years              $ 5.70                 278,160               $ 5.30
       $12.00 to $17.75        1,017,533           8 years              $15.02                 227,959               $13.96
       $19.75 to $23.63        2,631,612           9 years              $21.07                 201,055               $20.44
       $26.44 to $34.00        2,147,840          10 years              $29.24                   2,310               $27.23
      ----------------------------------------------------------------------------------------------------------------------------
       $ 0.01 to $34.00        7,164,854          10 years              $19.13               1,351,057               $ 6.80
      ===========================================================================================================================

Employee stock purchase plan
----------------------------

On July 18, 1996, the Company's Board of Directors adopted an Employee Stock Purchase Plan (the "Purchase Plan"), which was approved by shareholders in September 1996. Under the Purchase Plan, eligible employees can have up to 15% of their earnings withheld through payroll deductions for the purchase of shares of Common Stock at 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the specified purchase date. Each offering period is divided into four consecutive semi-annual purchase periods. The initial offering period commenced on the effectiveness of the Company's initial public offering in September 1996. A total of 1,200,000 shares of Common Stock have been reserved for issuance under the Purchase Plan. There were 215,537 and 419,367 shares issued under the Purchase Plan in fiscal 1997 and 1998, respectively.

Stock-based compensation
------------------------

At June 30, 1998, the Company has four stock-based compensation plans, as described above. The Company has elected to continue to apply APB Opinion 25 and related Interpretations in accounting for its plans (see Note 1). Accordingly, no compensation cost has been recognized for the option plans or Purchase Plan. Pro forma information regarding net income and earnings per share is required by SFAS 123 for awards granted after June 30, 1994, as if the Company had accounted for its stock-based awards to employees under the fair value method of SFAS 123. The fair value of the Company's stock-based awards to employees was estimated using a Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock-based awards to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards to employees. The fair value of the Company's stock-based awards to employees was estimated assuming no expected dividends and the following weighted-average assumptions:

                                                                  OPTIONS                 PURCHASE PLAN
                                                                  -------                 --------------
                                                          1996      1997      1998       1997        1998
                                                        --------------------------------------------------
               Expected life (years)..................    4.50      4.50      4.50        0.50       0.50
               Expected volatility....................      55%       55%       55%         75%        70%
               Risk-free interest rate................    5.92%     6.32%     5.47%       5.82%      5.23%
               Dividend yield.........................      --        --        --          --         --

The weighted average estimated fair value of options granted under all option plans during 1996, 1997 and 1998 was $0.81, $6.90, and $11.19 respectively. The weighted average estimated fair value of purchase rights granted under the Purchase Plan during 1997 and 1998 was $7.65 and $7.94, respectively. For pro forma purposes, the estimated fair value of the Company's stock-based awards to employees is generally amortized over the options' vesting period (for options) and the six-month purchase period (for stock purchases under the Purchase Plan). The Company's pro forma information follows (in thousands, except per share data):

                                                                                           YEAR ENDED JUNE 30,
                                                                                     ------------------------------
                                                                                        1996      1997       1998
                                                                                     ------------------------------
        Net income (loss) attributable to Common Stock...............  As reported      $1,742   $ 6,752    $14,404
                                                                       Pro forma        $1,580   $(1,799)   $   702
        Basic income (loss) per share................................  As reported      $ 0.21   $  0.26    $  0.43
                                                                       Pro Forma        $ 0.19   $ (0.07)   $  0.02
        Diluted income (loss) per share..............................  As reported      $ 0.06   $  0.20    $  0.38
                                                                       Pro forma        $ 0.05   $ (0.07)   $  0.02

        The above pro forma disclosures are not likely to be representative of pro forma disclosures of future years.


8.   COMPREHENSIVE INCOME

In 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which was adopted by the Company in the first quarter of 1999. SFAS No. 130 requires companies to report a new, additional measure of income on the income statement or to create a new financial statement that has the new measure of income on it. "Comprehensive income" includes foreign currency translation gains and losses and other unrealized gains and losses that have been previously excluded from net income and reflected instead in equity. The components of comprehensive income, which are excluded from net income, are not significant individually or in the aggregate, and therefore, no separate statement of comprehensive income has been presented.

9.   INCOME TAXES

     The provision for income taxes for the years ended June 30, 1996, 1997 and 1998 consists of the following (in thousands):

                                                                                     YEAR ENDED JUNE 30,
                                                                   -----------------------------------------------------
                                                                       1996                 1997                 1998
                                                                   -----------------------------------------------------
     Current:
               Federal..........................................        $1,940             $ 4,705               $ 9,442
               State............................................           757               1,266                 2,249
               Foreign..........................................            --                 165                   231
                                                                   -----------------------------------------------------
                                                                         2,697               6,136                11,922
                                                                   -----------------------------------------------------
     Deferred:
              Federal...........................................          (757)             (1,443)               (2,027)
              State.............................................          (100)               (204)                 (292)
                                                                   -----------------------------------------------------
                                                                          (857)             (1,647)               (2,319)
                                                                   -----------------------------------------------------
                                                                        $1,840             $ 4,489               $ 9,603
                                                                   =====================================================

The provision for income taxes differs from the amount determined by applying the U.S. statutory income tax rate to income before income taxes as summarized below (in thousands):

                                                                                 YEAR ENDED JUNE 30,
                                                                 ---------------------------------------------------
                                                                      1996                1997                1998
                                                                 ---------------------------------------------------
     Tax provision at statutory rate..........................        $1,604              $4,029              $8,402
     State income taxes, net of federal benefit...............           370                 690               1,462
     Change in valuation allowance............................          (309)                 --                  --
     Tax exempt interest......................................            --                (271)               (528)
     Nondeductible expenses...................................            98                  83                 235
     Other....................................................            77                 (42)                 32

                                                                  --------------------------------------------------
                                                                      $1,840              $4,489              $9,603
                                                                  ==================================================

Deferred income taxes reflect the tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting and income tax purposes. The Company provides a valuation allowance for deferred tax assets when it is more likely than not, based on available evidence, that some portion or all of the deferred tax assets will not be realized. Based on a reevaluation of the realizability of future tax benefits based on income earned in fiscal 1996, creating available tax carrybacks, the Company reversed the previously established valuation allowance during fiscal 1996. Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                                                 JUNE 30,
                                                                         -------------------------
                                                                          1997             1998
                                                                         -------------------------
                    Depreciation......................................    $  964          $1,071
                    Net operating loss................................       551              --
                    State income taxes................................       201             325
                    Allowance for doubtful accounts...................       225             594
                    Reserves and other accruals.......................       563           1,225
                    Deferred revenue..................................        --           1,612
                                                                          ----------------------
                                                                          $2,504          $4,829
                                                                          ======================

10.  COMMITMENTS AND CONTINGENCIES

The Company leases office space for its corporate headquarters and various field offices and certain computer equipment. Future annual minimum lease payments under all noncancellable operating leases as of June 30, 1998 are as follows (in thousands):

          FISCAL YEAR
             1999                     $    5,239
             2000                          4,203
             2001                          2,863
             2002                          1,683
             2003                            867
          Thereafter                       1,379
                                      ----------
                                      $   16,234
                                      ==========

Total rent expense for the years ended June 30, 1996, 1997 and 1998 was approximately $545,000, $1.4 million, and $3.2 million respectively.

During 1998, the Company entered into an agreement with a client under which the Company is required to pay royalties to the client, if and when revenue from specified services exceeds a predetermined base of revenue for those services. No royalties have been recorded under this agreement in fiscal 1998.

11.  LINES OF CREDIT

The Company had a $10 million line of credit with a bank which expired in August 1998. Borrowings under the line of credit bore interest at the bank's prime rate (8.5% at June 30, 1998). There were no borrowings under the line of credit at June 30, 1998. The line of credit was secured by substantially all of the Company's assets and required the Company to comply with certain financial covenants. At June 30, 1998, the Company was in compliance with these financial covenants.

In August 1998, the Company entered into an unsecured revolving line of credit agreement with another bank which provides for borrowings up to $10 million. Borrowings under the revolving line of credit bear interest at the bank's prime rate less 1/2%, or the Company has the option to borrow at a fixed rate at 1 1/2% above the bank's LIBOR for a fixed term of up to three months. Balances outstanding at February 14, 2000 that have been used to fund capital equipment may be converted to a 3-year term loan which provides for the same interest rate options. The line of credit expires in February 2000 and requires the Company to comply with certain financial covenants.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

     International Network Services ("INS" or "the Company") is a global provider of enterprise network professional services and software solutions. The Company provides professional services for the full life cycle of a network, including planning, design, implementation, operations and optimization, and maintains expertise in the most complex network technologies and multi-vendor environments. Through its INsoft division, INS offers industry leading software products and software services for managing and optimizing application-ready networks. The Company's core software solutions include EnterprisePRO, which was introduced in June 1996, and VitalSuite, which was introduced in November 1997.

Services revenue consists primarily of revenues earned from professional services. Professional services are generally performed on a "time and expenses" basis and revenue is recognized as the services are performed. The Company also performs a limited number of fixed-price engagements under which revenue is recognized using the percentage-of-completion method of accounting. Provision for estimated losses on such engagements is made during the period in which the loss becomes probable and can be reasonably estimated. To date, such losses have been insignificant. The Company reports professional services revenue net of reimbursable expenses, which are billed to and collected from clients. Services revenue also includes software services revenue. Software services revenue consists of all inclusive service contracts, which include the right to use software combined with installation, maintenance and support, as well as services for installation, maintenance and support of software licenses sold separately. Prior to fiscal 1998, the Company only offered its EnterprisePRO solution as an all inclusive contract. Revenue from all inclusive software service contracts is recognized ratably over the term of the agreement.
Service revenue related to installation is generally recognized when the services are complete. Maintenance revenue, which consists of fees for providing updates and user documentation, and support services, which provide access to INS' Technical Assistance Center and field support staff, are recognized ratably over the term of the agreement. Payments received in advance of services performed are recorded as deferred revenue.

License revenue consists principally of revenue earned under software license agreements and under royalty agreements with OEMs. License revenue is generally recognized when a signed contract or other persuasive evidence of an arrangement exists, the software has been shipped or electronically delivered, the license fee is fixed or determinable, and collection of the resulting receivable is probable. For contracts with multiple elements/obligations (e.g. software products, upgrades/enhancements, maintenance, and services), revenue is allocated to each element of the arrangement based on the Company's objective evidence of the fair value as determined by the amount charged when the element is sold separately. Revenue from subscription license agreements, which include software, rights to future products and maintenance, is recognized ratably over the term of the subscription period. Revenue on shipments to distributors and retailers, which is generally subject to certain rights of return and price protection, is recognized when the products are sold by the distributor or retailer to the end-user customer. Royalty revenues that are contingent upon sale to an end user by OEMs are recognized upon receipt of a report by the Company from the OEM.

On November 20, 1998, the Company completed its acquisition of VitalSigns Software, Inc. ("VitalSigns"), which has been accounted for as a pooling of interests, pursuant to the terms of the Agreement and Plan of Reorganization, as amended and restated as of October 30, 1998. The supplemental consolidated financial statements give retroactive effect to the VitalSigns acquisition.

Prior to the acquisition, VitalSigns' fiscal year ended on December 31. The supplemental consolidated financial statements for the year ended June 30, 1998 reflect the results of operations of INS for the year ended June 30, 1998 combined with the results of operations of VitalSigns for the twelve months ended June 30, 1998. The supplemental consolidated financial statements for the year ended June 30, 1997 reflect the results of operations of INS for the year ended June 30, 1997 combined with the results of operations of VitalSigns for the period from August 15, 1996 (inception) through June 30, 1997. Since VitalSigns' inception date occurred during INS' 1997 fiscal year, the supplemental consolidated financial statements for the year ended June 30, 1996 are the same as INS' historical financial statements for the year ended June 30, 1996.

     The following discussion contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Predictions of future events are inherently uncertain. Actual events could differ materially from those predicted in the forward looking statements as a result of the risks set forth in the following discussion, and in particular, the risks discussed below under the caption "Risk Factors that May Affect Operating Results."

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain financial data as a percent of revenue:

                                                                                            Three Months Ended
                                                            Year Ended June 30,                September 30,
                                                       ----------------------------     ----------------------------
                                                         1996       1997      1998         1997             1998
                                                       -------     ------    ------     ---------         ----------
Revenue:                                                                                        (Unaudited)
   Services..........................................    100.0%     99.8%     95.7%        98.7%              94.1%
   License...........................................      0.0       0.2       4.3          1.3                5.9
                                                         -----     -----     -----        -----              -----
       Total revenue.................................    100.0     100.0     100.0        100.0              100.0
                                                         -----     -----     -----        -----              -----
Operating expenses:
   Professional personnel............................     45.1      45.0      43.7         45.2               41.5
   Other costs.......................................     12.6      13.4      14.3         14.4               14.0
   Cost of license revenue...........................      0.0       0.0       0.2          0.1                0.1
   Research and development..........................      2.0       2.3       2.4          2.2                2.0
   Sales and marketing...............................     18.1      15.1      15.3         14.4               16.1
   General and administrative........................     11.5      13.8      11.4         11.9               12.0
                                                         -----     -----     -----        -----              -----
       Total operating expenses......................     89.3      89.6      87.3         88.2               85.7
                                                         -----     -----     -----        -----              -----
Income from operations...............................     10.7      10.4      12.7         11.8               14.3
Interest and other, net..............................      0.0       1.1       1.2          1.2                1.1
                                                         -----     -----     -----        -----              -----
Income before provision for income taxes.............     10.7      11.6      13.9         13.0               15.4
Provision for income taxes...........................      4.2       4.5       5.6          5.2                6.2
                                                         -----     -----     -----        -----              -----
Net income...........................................      6.5%      7.1%      8.3%         7.8%               9.2%
                                                         =====     =====     =====        =====              =====


COMPARISON OF FISCAL 1996, 1997, AND 1998


REVENUE

     Total Revenue. The Company's total revenue was $44.1 million, $99.5 million
     -------------
and $172.8 million in fiscal 1996, 1997 and 1998 representing increases over the prior fiscal year of 183.6%, 125.7% and 73.6%, respectively. The Company does not believe that this rate of growth is sustainable over the long term.

     Services.   The substantial majority of the Company's services revenue is
     --------
derived from fees for professional services. The Company also derives revenue from software services. Software services revenue consists of all inclusive service contracts, which include the right to use software combined with installation, maintenance and support, as well as services for installation, maintenance and support of software licenses sold separately. Services revenue was $44.1 million, $99.3 million, $165.3 million in fiscal 1996, 1997, and 1998, representing increases over the prior fiscal year of 183.6%, 125.2%, 66.5%, respectively. Services revenue accounted for 100.0%, 99.8% and 95.7% of total revenue in fiscal 1996, 1997 and 1998, respectively. Services revenue increased primarily due to an increase in the number and size of professional service projects and secondarily due to an increase in average billing rates, and increases in software services.

     License.  License revenue consists principally of revenue earned under
     -------
software license agreements and under royalty agreements with OEMs. License revenue was $238,000 and $7.5 million in fiscal 1997 and 1998, respectively. License revenue was 0.2% and 4.3% of total revenue in fiscal 1997 and 1998, respectively. The increase in license revenues resulted from increased sales to new customers and sales to existing customers for new products.

     One client accounted for approximately 17.0% of total revenue in fiscal 1996. No one client accounted for more than 10% of total revenue in fiscal 1997 or 1998.

OPERATING EXPENSES

     Professional Personnel.  Professional personnel expenses consist primarily
     ----------------------
of compensation and benefits of the Company's employees engaged in the delivery of professional services and software services. Professional personnel expenses were $19.9 million, $44.8 million and $75.6 million in fiscal 1996, 1997 and 1998, respectively, representing increases over the prior fiscal year of 198.9%, 125.3% and 68.6%, respectively. These increases were due primarily to an increase in the number of employees. The number of employees included in professional personnel was 344, 651 and 1,053 at the end of fiscal 1996, 1997 and 1998, respectively. Professional personnel expenses were 45.1%, 45.0% and 43.7% of total revenue in fiscal 1996, 1997 and 1998, respectively. Professional personnel expenses were lower as a percent of total revenue in fiscal 1998 than fiscal 1996 and 1997 due primarily to an increase in billing rates for professional services, and to a lesser extent, an increase in license revenue as a percent of sales.

     Other Costs.  Other costs consist primarily of travel and entertainment,
     -----------
certain recruiting and professional development expenses, field facilities, depreciation, expensed equipment and supplies related to the delivery of professional services and software services. Other costs were $5.6 million, $13.3 million and $24.6 million in fiscal 1996, 1997 and 1998, respectively, representing increases over the prior fiscal year of 150.6%, 139.1% and 85.1%, respectively. The increases were primarily due to an increase in the number of employees and, to a lesser extent, to the costs of field offices. Other costs were 12.6%, 13.4%, and 14.3% of total revenue in fiscal 1996, 1997 and 1998, respectively. Other costs, as a percent of total revenue, increased primarily due to increases in recruiting, professional development and travel and entertainment expenses.

     Cost of License Revenue.  Cost of license revenue consists primarily of the
     -----------------------
cost of product components, product duplication, shipping and reproduction of manuals. Cost of license revenue was $25,000 and $402,000 in fiscal 1997 and 1998, respectively. Cost of license revenues was less than 0.01% of total revenue in fiscal 1997 and 0.2% of total revenue in 1998. The increase was due primarily to an increase in the number of software licenses shipped. Cost of license revenue was 10.5% and 5.4% of license fee revenue in fiscal 1997 and 1998, respectively. The decrease in cost of license revenue as a percent of license revenue was due primarily to an increase in sales compared to increases in fixed costs.

     Research and Development. All research and development expenses, including
     ------------------------
software development costs, are charged to expense as incurred. Statement of Financial Accounting Standards No. 86 ("SFAS 86"), "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," requires the capitalization of certain software development costs once technological feasibility is established, which the Company defines as the completion of a working model. The capitalized costs are then amortized on a straight line basis over the estimated product life, or based on the ratio of current revenues to total projected product revenues, whichever is greater. To date, costs incurred subsequent to achieving technological feasibility and prior to the general commercial release of the software have not been significant. Accordingly, the Company has not capitalized any software development costs. Research and development expenses were $879,000, $2.3 million, and $4.2 million in fiscal 1996, 1997 and 1998, respectively. Research and development expenses were 2.0%, 2.3%, and 2.4% of total revenue in fiscal 1996, 1997 and 1998, respectively. These increases were primarily a result of increased headcount to support the development of, and enhancements to, software solutions.

     Sales and Marketing.  Sales and marketing expenses consist primarily of
     -------------------
compensation, including commissions and benefits of sales and marketing personnel as well as outside marketing expenses. Sales and marketing expenses were $8.0 million, $15.0 million and $26.4 million in fiscal 1996, 1997 and 1998, respectively, representing increases over the prior fiscal year of 107.9%, 87.5% and 76.1%, respectively. The increase in each year was due primarily to the growth in the number of sales and marketing employees and to commissions resulting from increased revenue. Sales and marketing expenses were 18.1%, 15.1% and 15.3% of total revenue in fiscal 1996, 1997 and 1998, respectively. The decrease from fiscal 1996 to fiscal 1997 on a percentage basis was due primarily to leverage of the field management organization and changes in compensation plans.

     General and Administrative.  General and administrative expenses consist of
     --------------------------
expenses associated with executive staff, finance, corporate facilities, information services and human resources. General and administrative expenses were $5.1 million, $13.7 million and $19.7 million in fiscal 1996, 1997 and 1998, respectively, representing increases over the prior fiscal year of 167.1%, 171.6% and 43.9%, respectively. The dollar increase reflects an increase in the number of employees necessary to support the Company's growth in operations. General and administrative expenses were 11.5%, 13.8% and 11.4% of total revenue in fiscal 1996, 1997 and 1998, respectively. The increase from fiscal 1996 to fiscal 1997 on a percentage basis was due primarily to increased headcount and facilities to support the growth in operations. The decrease from fiscal 1997 to fiscal 1998 on a percentage basis was due primarily to an increase in revenue.

INTEREST AND OTHER, NET

     Interest and other, net consists of interest income and expense. Interest and other, net were $3,000, $1.1 million, and $2.1 million in fiscal 1996, 1997 and 1998, respectively. Interest income consists primarily of interest on cash, cash equivalents, investments and notes receivable from shareholders. Interest expense consists of interest associated with bank borrowings. Interest expense was $108,000, $87,000 and $22,000, in fiscal 1996, 1997 and 1998, respectively.
The increase in fiscal 1997 to $1.1 million or 1.1% of total revenue compared to $3,000 or less than 0.1% of revenue in fiscal 1996 was due primarily to increases in funds available for investment and the repayment of debt as a result of the Company completing its initial public offering in September 1996. The increase in fiscal 1998 to $2.1 million was due primarily to an increase in funds available for investment.


PROVISION FOR INCOME TAXES

     The Company provides for income taxes using an asset and liability approach that recognizes deferred tax assets and liabilities for expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities. The effective tax rates for fiscal 1996, 1997 and 1998 were 39%, 39% and 40%, respectively. The Company's effective tax rates approximated the combined federal and state statutory rates, net of federal benefits.


COMPARISON OF THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998 (UNAUDITED)


REVENUE

     Total Revenue.  The Company's total revenue was $33.9 million and $64.4
     -------------
million for the three-month periods ended September 30, 1997 and 1998, respectively, representing an increase of 89.7%. The Company does not believe that this rate of growth is sustainable over the long term.

     Services. The  substantial majority of the Company's services revenue is
     --------
derived from fees for professional services. The Company also derives revenue from software services. Software services revenue consists of all inclusive service contracts, which include the right to use software combined with installation, maintenance and support, as well as services for installation, maintenance and support of software licenses sold separately and included in license fees. Services revenue was $33.5 million and $60.6 million for the three-month periods ended September 30, 1997 and 1998, respectively, representing an increase of 80.7%. Services revenue increased primarily due to an increase in the number and size of professional service projects and, to a lesser extent, an increase in average billing rates and increases in software services.

     License.   License revenue consists principally of revenue earned under
     -------
software license agreements and under royalty agreements with OEMs. License revenue was $428,000 and $3.8 million for the three-month periods ended September 30, 1997 and 1998, respectively, representing an increase of 793.7%. The increase in license revenue resulted from increased sales to new customers and additional sales to existing customers for new products and upgrades of existing licenses.

     No one client accounted for more than 10% of the Company's revenue for the three-month period ended September 30, 1997. One client accounted for 12% of the Company's revenue for the three-month period ended September 30, 1998.


OPERATING EXPENSES

     Professional Personnel. Professional personnel expenses consist primarily
     ----------------------
of compensation and benefits of the Company's employees engaged in the delivery of professional services and software services. Professional personnel expenses were $15.4 million and $26.8 million for the three-month periods ended

September 30, 1997 and 1998, respectively. The increase was due primarily to an increase in the number of employees. Professional personnel expenses were 45.2% and 41.5% of total revenue for the three-month periods ended September 30, 1997 and 1998, respectively. Professional personnel expenses were lower as a percent of revenue due primarily to an increase in billing rates for professional services and, to a lesser extent, an increase in license revenue as a percent of total revenue.

     Other Costs. Other costs consist primarily of travel and entertainment,
     -----------
certain recruiting and professional development expenses, field facilities, depreciation, expensed equipment and supplies related to the delivery of professional services and software services. Other costs were $4.9 million and $9.0 million for the three-month periods ended September 30, 1997 and 1998, respectively. The increase was due to the increase in the number of professional personnel employed and to a lesser extent, the costs of field offices established. Other costs were 14.4% and 14.0% of total revenue for the three-month periods ended September 30, 1997 and 1998, respectively.

     Cost of License Revenue. Cost of license revenue consists primarily of
     -----------------------
the cost of product components, product duplication, shipping and reproduction of manuals. Cost of license revenue was $31,000 and $70,000 for the three-month periods ended September 30, 1997 and 1998, respectively. The increase was due primarily to an increase in the number of software licenses shipped. Cost of license revenue was 7.2% and 1.8% of license revenue for the three month periods ended September 30, 1997 and 1998, respectively. The decrease in cost of license revenue as a percent of license revenue was due primarily to an increase in sales compared to increases in fixed costs.

     Research and Development.  All research and development expenses, including
     ------------------------
software development costs, are charged to expense as incurred. Statement of Financial Accounting Standards No. 86 ("SFAS 86"), "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," requires the capitalization of certain software development costs once technological feasibility is established, which the Company defines as the completion of a working model. The capitalized costs are then amortized on a straight line basis over the estimated product life, or based on the ratio of current revenues to total projected product revenues, whichever is greater. To date, costs incurred subsequent to achieving technological feasibility and prior to the general commercial release of the software have not been significant. Accordingly, the Company has not capitalized any software development costs. Research and development expenses were $756,000 and $1.3 million for the three-month periods ended September 30, 1997 and 1998, respectively. The increase was a result of increased headcount to support the development of, and enhancements to, software products. Research and development expenses were 2.2% and 2.0% of total revenue for the three-month periods ended September 30, 1997 and 1998, respectively.

     Sales and Marketing. Sales and marketing expenses consist primarily of
     -------------------
compensation, including commissions and benefits of sales and marketing personnel as well as outside marketing expenses. Sales and marketing expenses were $4.9 million and $10.4 million for the three-month periods ended September 30, 1997 and 1998, respectively. These increases were due primarily to the growth in the number of sales and marketing employees and a significant increase in marketing spending, primarily for advertising. Sales and marketing expenses were 14.4% and 16.1% of total revenue for the three-month periods ended September 30, 1997 and 1998, respectively. The increase as a percent of revenue was primarily due to increased marketing programs.

     General and Administrative. General and administrative expenses consist of
     --------------------------
expenses associated with executive staff, finance, corporate facilities, information services and human resources. General and administrative expenses were $4.0 million and $7.7 million for the three-month periods ended September 30, 1997 and 1998, respectively. General and administrative expenses have increased as the Company has continued to add personnel to support the Company's growth in operations. General and administrative expenses were 11.9% and 12.0% of total revenue for the three-month periods ended September 30, 1997 and 1998, respectively.


INTEREST AND OTHER, NET

     Net interest income was $409,000 and $690,000 for the three-month periods ended September 30, 1997 and 1998, respectively. The increase in net interest income reflects higher average investment balances.


PROVISION FOR INCOME TAXES

     Income tax expense represents combined federal and state taxes at an effective rate of 40% for the three months ended September 30, 1997 and 1998.


LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has financed its operations primarily through a combination of cash generated from operations, the sale of equity and debt securities and bank borrowings. In September 1996, the Company completed its initial public offering of 2,875,000 shares of Common Stock at $16 per share, which resulted in net proceeds to the Company of approximately $41.7 million. During fiscal 1997 and 1999, VitalSigns issued convertible preferred stock for gross proceeds of approximately $6.6 million and $6.5 million, respectively. Such amounts have been included in the accompanying supplemental financial statements as if 3,022,231 and 251,920 shares of INS Common Stock were issued during fiscal 1997 and 1999, respectively. At September 30, 1998, the Company had $77.8 million in cash, cash equivalents and investments, representing an increase of $4.8 million from June 30, 1998.

     Net cash provided by operating activities was $347,000, $3.3 million and $24.4 million in fiscal 1996, 1997 and 1998, respectively. The increase in cash provided by operations each year primarily reflects the Company's increased profitability offset by increases in accounts receivable. Although the Company believes its collections experience is within industry standards, the Company's inability to collect for its services on a timely basis in the future could have a material adverse effect on the Company's business, operating results and financial condition. In fiscal 1998, cash provided by operating activities also resulted from prepayments for services and software resulting in an increase in deferred revenue of $16.4 million. Net cash used in investing activities was $4.4 million, $29.3 million and $28.3 million in fiscal 1996, 1997 and 1998, respectively. Cash used in investing activities in fiscal 1996 reflected purchases of equipment and software. Cash used in investing activities in fiscal 1997 and 1998 primarily reflected net investment activity and, to a lesser extent, purchases of computer equipment and software. Net cash provided by financing activities in fiscal 1996 of $760,000 primarily reflected borrowings under the Company's credit facility, which were principally offset by repayments on long-term debt. Net cash provided by financing activities in fiscal 1997 and 1998 of $49.7 million and $11.9 million, respectively, primarily resulted from the issuance of Common Stock and a warrant to purchase Common Stock.

     Net cash provided by operating activities was $260,000 and $335,000 for the three month periods ended September 30, 1997 and 1998, respectively. The increase in cash provided by operating activities primarily reflects the Company's increased profitability offset by increases in accounts receivables and timing of payments. Net cash used in investing activities was $7.2 million and $2.8 million for the three month periods ended September 30, 1997 and 1998, respectively. Net cash used in investing activities primarily reflects changes in net investment activity which were offset by increases in purchases of computer equipment and software. Net cash provided by financing activities was $647,000 and $7.6 million for the three month periods ended September 30, 1997 and 1998, respectively, and primarily resulted from the issuance of Common Stock.

     The Company has a $10 million line of credit with a bank, which expires in February 2000. Borrowings under the line of credit bear interest at the bank's prime rate less one half of one percent, or the Company has the option to borrow at a fixed rate at one and one half percent above the bank's LIBOR for a fixed term of up to three months. Balances outstanding at February 2000 that have been used to fund capital equipment may be converted to a three-year term loan, which provides for the same interest rate option. There were no borrowings under the line of credit at September 30, 1998. The line of credit requires the Company to comply with certain financial covenants. At September 30, 1998, the Company was in compliance with these financial covenants.

     The Company believes that its current cash and investment balances and cash flow from operations will be sufficient to meet its working capital and capital expenditure requirements for at least the next twelve months. The Company may also utilize cash to acquire or invest in complementary businesses or to obtain the right to use complementary technologies.


RISK FACTORS THAT MAY AFFECT OPERATING RESULTS

     This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The following risk factors could materially and adversely affect our future operating results and could cause actual events to differ materially from those predicted in our forward-looking statements related to our business. In evaluating our business, prospective investors should consider carefully the following risk factors in addition to the other information set forth herein.

     Variability of Quarterly Operating Results. We derive substantially all of our revenue from professional services, which are generally provided on a "time and expenses" basis. We recognize professional services revenue only when network systems engineers are engaged on client projects. In addition, a majority of our operating expenses, particularly personnel and related costs, depreciation and rent, are relatively fixed in advance of any particular quarter. As a result, any underutilization of network systems engineers may cause significant variations in our operating results in any particular quarter and could result in losses for such quarter. Factors, which could cause such underutilization, include:

     * the reduction in size, delay in commencement, interruption or termination of one or more significant projects;
     *    the completion during a quarter of one or more significant projects;
     *    the inability to obtain new projects;
     * the overestimation of resources required to complete new or ongoing projects; and
     * the timing and extent of training, weather related shut-downs, vacation days and holidays.

     Our revenue and earnings may also fluctuate from quarter to quarter based on a variety of factors including:

     *    the loss of key employees;
     * an inability to hire and retain sufficient numbers of employees, including network systems engineers, account managers and software engineers;
     *    reductions in billing rates or product pricing;
     * write-offs of billings or services performed at no charge as a result of our failure to meet client expectations;
     *    product returns and undetected product errors or failures;
     * the timing of new product announcements and changes in pricing policies by INS and our competitors;
     * claims by our clients for the actions of our employees arising from damages to our clients' business or otherwise;
     *    competition;
     *    the development and introduction of new services and products;
     *    corporate acquisitions;
     * decrease or slowdown in the growth of the networking industry as a whole;
     *    general economic conditions;
     *    ongoing market acceptance; and
     *    the timing and size of orders for software solutions.

     We recently acquired VitalSigns, a company that manufactures and develops software products that monitor and measure network and application performance. As a result, our revenues will include a greater percentage of sales from software solutions.

     In addition, we plan to continue to expand our operations based on sales forecasts by hiring additional network systems engineers, account managers and other employees, investing in new product development and adding new offices, systems and other infrastructure. The resulting increase in operating expenses would materially adversely affect our operating results if revenue does not increase as much as forecasted.

     We believe that quarterly revenue and operating results are likely to vary significantly in the future and that period-to-period comparisons of our operating results are not necessarily meaningful. You should not rely on period-to-period comparisons as indications of future performance. In some future quarter, our revenue or operating results will likely be below the expectations of public market analysts or investors. In such event, the price of INS Common Stock would likely be materially adversely affected.

     Risks Associated with Client Concentration; Absence of Long-Term Agreements. We have historically derived a significant portion of our revenue from a limited number of clients and expect this concentration to continue. In the quarter ended September 30, 1998, one client accounted for approximately 12% of revenue and ten clients accounted for approximately 44% of revenue. No one client accounted for more than 10% of revenue for the fiscal year ended June 30, 1998. There can be no assurance that revenue from clients that have accounted for significant revenue in past periods, individually or as a group, will continue, or if continued will reach or exceed historical levels in any future period. We have, in the past, experienced declines in revenue from clients that have accounted for significant revenue.

     In addition, we generally do not have a long-term services contract with any of our clients. Our clients are generally able to reduce or cancel their use of our professional services without penalty and with little or no notice. As a result, we believe that the number and size of our existing projects are not reliable indicators or measures of future revenue. When a client defers, modifies or cancels a project, we must be able to rapidly redeploy network systems engineers to other projects in order to minimize the underutilization of employees and the resulting adverse impact on our operating results. In addition, our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of projects in progress. As a result, the following could have a material adverse effect on our business, operating results and financial conditions:

     * any significant reduction in the scope of the work performed for any significant client or a number of smaller clients; or
     *    the failure of anticipated projects to materialize.

     Need to Attract and Retain Qualified Network Systems Engineers. Our future success will depend in large part on our ability to hire, train and retain network systems engineers who together have expertise in a wide array of network and computer systems and a broad understanding of the industries we serve. Competition for network systems engineers is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel. In particular, competition is intense for the limited number of qualified managers and senior network systems engineers. We have experienced, and may in the future experience, high rates of turnover among our network systems engineers. Our inability to hire, train and retain a sufficient number of qualified network systems engineers could impair our ability to adequately manage and complete our existing projects or to obtain new projects, which, in turn, could have a material adverse effect on our business, operating results and financial condition.

     We have experienced, and may in the future experience, increasing compensation costs for our network systems engineers. Our inability to recover increases in compensation of network systems engineers through higher billing rates or to reduce other expenses to offset such increases, could have a material adverse effect on our business, operating results and financial condition. In addition, our inability to attract and retain a sufficient number of qualified network systems engineers in the future could impair our planned expansion of our business.Dependence on New Business Development. Our future success will also depend in large part on the development of new business by our account managers, who solicit new business and manage relationships with existing clients. As a result, our success will depend on our ability to attract and retain qualified account managers who have an understanding of our business and the industry it serves. Competition for account managers is intense and we have experienced, and may in the future experience, high rates of turnover among our account managers. In addition, integration of new account managers into our business can be lengthy. Our inability to attract and retain a sufficient number of account managers or to integrate new account managers into our operations on a timely basis could have a material adverse effect on our business, operating results and financial condition.

     Risks Associated with Software Solutions. Our long-term strategy is to derive a significant portion of our revenue from the sale of software solutions. We have devoted, and expect to continue to devote, substantial amounts of money and employees in the development and marketing of our software solutions. The introduction of software solutions is subject to risks generally associated with new product and service introductions, including delays in development, testing or introduction, or the failure to satisfy clients' requirements.

     If we introduce products embodying new technologies or if new industry standards emerge, our existing software products could become obsolete and unmarketable. The life cycles of our software products are difficult to estimate. Our future success depends upon our ability to enhance our current products and to develop and introduce new products on a timely basis that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of our customers. We may not be successful in developing and marketing product enhancements or new products that respond to technological change or evolving industry standards. We could experience difficulties that could delay or prevent the successful development, introduction and marketing of these products. Our new products and product enhancements may not adequately meet the requirements of our current or potential customers or achieve market acceptance. If we cannot, for technological or other reasons, develop and introduce new products or enhancements of existing products in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial condition could be materially adversely affected. If these products are not accepted in the marketplace, our operating results and financial condition will be adversely affected.

     Dependence on Growth in an Emerging Market. We currently expect our VitalAnalysis and VitalHelp application performance management software products to account for a significant part of our future software product revenue. Although demand for VitalHelp and VitalAnalysis has grown recently, the application performance management market is still an emerging market. Our future software product financial performance will largely depend on continued growth in the number of organizations adopting application performance management environments from the end user's perspective. If the application performance management market fails to grow or grows more slowly than we currently anticipate, our operating results could be adversely affected.

     Dependence on Proprietary Technology; Risks of Infringement. Our success depends in part on our information technology, only some of which is proprietary to us, and other intellectual property rights. We rely on a combination of nondisclosure and other contractual arrangements, technical measures, copyrights and trade secret and trademark laws to protect our proprietary rights. We also try to protect our software, documentation and other written materials under trade secret and copyright laws. In addition, we presently have eight patent applications pending, seven applications for federal trademark rights pending and one federal trademark issued. There can be no assurance that such patent and trademarks applications will be granted. We have in the past entered into services contracts with clients that assign rights to certain of the work performed under such contracts to such clients. We do not believe that these contracts will limit our ability to render services to other clients, although we can not assure you that this will be the case. In selling certain products, we rely on "end user" licenses that are not signed by licensees and, therefore, such licenses may be unenforceable under the laws of certain jurisdictions. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. There can be no assurance that the steps we have taken to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our patents, copyrights, trademarks, trade dress and similar proprietary rights.

     We enter into confidentiality arrangements with our employees and attempt to limit access to and distribution of proprietary information. There can be no assurance that the steps we have taken in this regard will be adequate to deter misappropriation of proprietary information and that we will be able to detect unauthorized use or take appropriate steps to enforce intellectual property rights.

     We expect software piracy to be a persistent problem. Policing unauthorized use of our products is difficult, and we cannot determine the extent to which piracy of our software exists.

     We may receive communication in the future from third parties or clients asserting that we have infringed or misappropriated the proprietary rights of such parties. We expect that software developers will increasingly be subject to infringement claims as the number of products and the number of competitors in our industry segment grows and the functionality of products in other industry segments overlap. Any such claims, with or without merit, could be time consuming, result in costly litigation and divert technical and management personnel, result in delays of product shipments, require us to develop non-infringing technology or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. If a claim of infringement or misappropriation against us is successful and we fails to or cannot develop non-infringing technology or license the infringed, misappropriated, or similar technology, our business, operating results and financial condition could be materially adversely affected.

     Management of Growth. We have experienced a period of rapid revenue and client growth and an increase in the number of employees and offices and in the scope of our supporting infrastructure. We do not believe this rate of growth is sustainable over the long term. This growth has resulted in new and increased responsibilities for management personnel and has placed and continues to place a significant strain on our management and operating and financial systems. We will be required to continue to hire management personnel and improve our systems on a timely basis and in such a manner as is necessary to accommodate any increase in the number of transactions and clients, any increase in the size of our operations and any introduction of new products and services. There can be no assurance that our management or systems will be adequate to support our existing or future operations. Any failure to implement and improve our systems or to hire and retain appropriate personnel to manage our operations would have a material adverse effect on our business, operating results and financial condition.

     Intense Competition. The network industry is comprised of a large number of participants and is subject to rapid change and intense competition. With respect to professional services, we face competition from system integrators, VARs, local and regional network services firms, telecommunications providers, network equipment vendors, and computer systems vendors, many of which have significantly greater financial, technical and marketing resources and greater name recognition, and generate greater service revenue than we do. With respect to software solutions, we face competition from companies such as Hewlett Packard, Tivoli, Computer Associates, Network Associates Concord
Communications, Desktalk Systems and Compuware, some of which have significantly greater financial, technical and marketing resources and greater name recognition, and generate greater service revenue than we do. We have faced, and expect to continue to face, additional competition from new entrants into our markets.

     Increased competition could result in price reductions, fewer client projects, underutilization of employees, reduced operating margins and loss of market share, any of which could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that we will be able to compete successfully against current or future competitors. Our failure to compete successfully would have a material adverse effect on our business, operating results and financial condition.

     Risks Associated with Acquisitions. We may make acquisitions of, or significant investments in, complementary companies, products or technologies. We recently completed the acquisition of VitalSigns. This acquisition, as well as any future acquisitions, will be accompanied by the risks commonly encountered in making acquisitions of companies, products and technologies. Such risks include, among others:

     * the difficulty associated with assimilating the personnel and operations of acquired companies,
     *    the potential disruption of our ongoing business,
     *    the distraction of management and other resources,
     * the inability of management to maximize our financial and strategic position through the successful integration of acquired personnel, technology and rights,
     * the maintenance of uniform standards, controls, procedures and policies, and
     * the impairment of relationships with employees, partners and clients as a result of the acquisition.

     There can be no assurance that we will be successful in overcoming these risks or any other problems encountered in connection with the acquisition of VitalSigns or any future acquisitions. Any such problems encountered in the transition and integration process could have a material adverse effect on our business, operating results and financial condition.

     Risks Associated With International Expansion. A component of our long-term strategy is to expand into international markets. We provide professional services to certain of our United States clients in foreign locations, and have opened offices in the United Kingdom, the Netherlands, Germany and Canada. To date, revenue generated from international operations has not been significant. There is no assurance that the revenue generated from international operations will be adequate to offset the expense of establishing and maintaining these foreign operations, and if revenue does not materialize as anticipated, our business, operating results and financial condition could be materially adversely affected. There can be no assurance that we will be able to successfully market, sell and deliver our services in international markets.

     In addition to the uncertainty as to our ability to expand into international markets, there are certain risks inherent in conducting business on an international level, any one of which could adversely impact the success of our international operations. These risks include:

     * unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers;
     *    difficulties in staffing and managing foreign operations;
     *    employment laws and practices in foreign countries;
     *    longer payment cycles and problems in collecting accounts receivable;
     *    political instability;
     *    fluctuations in currency exchange rates;
     *    imposition of currency exchange controls;
     * seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; and
     *    potentially adverse tax consequences.

     There can be no assurance that one or more of these factors will not have a material adverse effect on our future international operations and, consequently, on our business, operating results and financial condition. There can be no assurance that we will be able to compete effectively in these markets.

     Relationship with Cisco Systems. Although we are a vendor independent provider of network services, we have a significant relationship with Cisco and believe that maintaining and enhancing this relationship is important to our business due to Cisco's leading position in the large scale enterprise internetworking market. Cisco develops, manufactures, markets and supports high-performance, multiprotocol internetworking systems that link geographically dispersed LANs and WANs. We have entered into direct relationships with clients as a result of referrals from Cisco and provide services directly to Cisco, primarily as a subcontractor.

     Cisco is a shareholder of ours, and an officer of Cisco is a member of our Board of Directors. Although we believe that our relationship with Cisco is good, there can be no assurance that we will be able to maintain or enhance our relationship with Cisco. Any deterioration in our relationship with Cisco could have a material adverse effect on our business, operating results and financial condition. In addition, should our relationship with Cisco be perceived as compromising our ability to provide unbiased solutions, our relationship with existing or potential clients could be materially adversely affected.

     Risk of Product "Bugs." Software products as complex as ours may contain undetected errors or failures when first introduced or when new versions are released. Although we have not experienced material adverse effects resulting from any such errors to date, errors could be found in new products or releases after they have been sold, despite testing by us and by current and potential customers, which would result in loss of or delay in market acceptance.

     Product Liability. Our software product license agreements with customers typically contain provisions designed to limit our exposure to potential product liability claims. In selling certain products, we rely on "end user" licenses that are not signed by licensees and, therefore, it is possible that such licenses may be unenforceable under the laws of certain jurisdictions. For these and other reasons, the limitation of liability provisions contained in our license agreements may not be effective. Although we have not had any product liability claims to date, the sale and support of products may result in such claims in the future. A successful product liability claim brought against us could have an adverse effect upon our operating results.

     Year 2000. The year 2000 issue is the result of computer programs having been written using two digits, rather than four, to define the applicable year. Any of our computers, computer programs, and administration equipment or products that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. If any of our systems that have date-sensitive software use only two digits, system failures or miscalculations may result causing disruptions of operations, including, among other things, a temporary inability to process transactions or send and receive electronic data with third parties or engage in similar normal business activities.

     We believe that our current software products are year 2000 compliant. However, there can be no assurance that our current products do not contain undetected errors or defects associated with year 2000 date functions that may result in material cost to us.

     With respect to our internal information technology systems (including information technology-based office facilities such as data and voice communications, building management and security systems), we have formed an ongoing internal review team to address the Year 2000. A team of professionals has been engaged in a process to identify and resolve significant Year 2000 issues in a timely manner. The process includes an assessment of issues, testing of systems and development of remediation plans, where necessary, as they relate to internally used software, computer hardware and use of computer applications in our products. Further, based on the exposures found as a result of this review, the team will assess the need to develop a contingency planning effort necessary to support critical business operations. Executive management regularly monitors the status of our Year 2000 remediation plans.

     We are in the process of contacting our key suppliers and other key third parties to certify their year 2000 readiness and conducting ongoing risk analysis. To the extent such third parties are materially adversely affected by the Year 2000 issue, this could disrupt our operations. There can be no assurance that our key contractors will have successful conversion programs, and that any such Year 2000 compliance failures will not have a material adverse effect on our business, results of operation or financial condition.Based on information available to date, we plan to substantially complete our Year 2000 assessment and remediation in the summer of 1999. To date, we have not incurred any material costs related to the assessment of, and preliminary efforts in connection with, our Year 2000 issues. We further believe that such review and modification, if any, will not require material charge to operating expenses over the next several years. The costs of the project and the date on which we plan to complete our Year 2000 assessment and remediation are based on our estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ significantly from those plans. Specific factors that might cause differences from our estimates include, but are not limited to, the availability and cost of personnel trained in this area, and similar uncertainties. We believe that we are devoting the necessary resources to identify and resolve significant Year 2000 issues in a timely manner.